EXHIBIT 10.2
RMB Short-Term Loan Agreement

 (This document is an English summary from the original Chinese version)

The Borrower: Jinzhou Halla Electrical Equipment Co., Ltd.

The Lender: Bank of China (Jinzhou Tiebei Branch)

Date of the Agreement: September 27, 2007

1.	The amount of loan is RMB 30 million.

2.	The term of the loan is 6 months, commencing on the drawdown date and ending on the last payment date.

3.
The loan shall be used for the purpose of purchasing raw materials. Without written consent of the Lender, the Borrower can not change the use of the loan. The loan can not be used to buy stocks, real estates in violation of regulations and other items prohibited by laws and regulations.

4.
The semiannual interest rate is 6.48% and cannot be adjusted within the term of this Agreement. The Borrower shall make the interest payment on a quarterly basis on March 20th, June20th, September 20th, and December 20th, respectively.

5.	Conditions of Drawing Loan

The Lender is entitled to refuse the Borrower’s drawing money before the following conditions are satisfied:

(1)	The Borrower submits a written application for the loan and documents proving the use of the loan five days before it draws money;

(2)	This Agreement and other relevant documents attached have taken into effect;

(3)	The Mortgage Agreement specified under Section 9 has taken into effect;

(4)	The Borrower has opened bank account in accordance with the requirements of the Lender for drawing money, paying interests and fees;

(5)	The Borrower has submitted to the Lender the resolutions of the board of director of the Borrower or the other competent authorities approving the execution and performance of this Agreement;

(6)	The Borrower has submitted to the Lender the lists of personnel who have the power to execute this Agreement and relevant documents to this Agreement and their sample of signature; and

(7)	No occurrence of event of default specified under Section 11.

6.	The Borrower shall draw the whole amount of the loan on September 29, 2007.

7.	The Borrower shall submit an application for the loan when drawing the money and go through respective formalities.

8.
On March 28, 2008, the Borrower shall pay back the principal of RMB 30 million. Prepayment is permitted, but a 15-day advance notice to the Lender is required. On such occasion, the Borrower shall be subject to a penalty equal to 2% of the interests that otherwise would be accrued on the portion of the principal that is pre-paid.

9.
The Borrower shall provide mortgage to secure the full payment of its obligation under this Agreement. The Borrower and the Lender entered into a Mortgage Agreement, the number of the agreement is 2007 Jin Zhong Yin Tie Ya Zi No. 001.

10.	Representations and Warranties

10.1	The Borrower represents that:

(1)	It is duly registered and validly existing;

(2)	It has obtained all necessary authorization to execute this Agreement;

(3)	All documents, financial statements, and other materials provided by the Borrower to the Lender are true, complete, accurate and valid;

(4)	The Borrower has not disguised any of the following events which has already occurred or is occurring and will affect the performance capabilities of the Borrower:

(ii)	any material violation of discipline and laws or claims to be made involving the Borrower or its main leaders;

(iii)	breach of contract by the Borrower under other agreements;

(iv)	obligations, contingent obligations or mortgage or pledge to a third party which the Borrower shall bear;

(v)	pending litigation or arbitration; and

(vi)	other events which will affect the financial status and performance capabilities of the Borrower.

10.2	The Borrower hereby warrants:

(1)
To provide the Lender the latest financial statements on a monthly basis in accordance with the requirements of the Lender, provide the Lender the audited financial statements of the previous year in the first quarter, and to provide any time upon the request of the Lender other related materials including but limited to the financial statements;

(2)	To accept and fully coordinate the examination and supervision by the Lender to the use of the loans;

(3)
To inform the Lender in advance of decrease of registered capital, or any material change of equity interest and adjustment of operation, including but not limited to joint venture or cooperation with foreign investors, division, merger, acquisition, reorganizes, lease, contracting, trusteeship, etc. In case the aforesaid activities have an adverse impact on the Borrower’s capabilities to pay back the loan, consent of the Lender is required;

(4)
The Borrower can not dispose of its self-owned assets by decreasing its capabilities to pay back the loan. The Borrower shall timely inform the Lender when mortgaging or pledging its self-owned assets and warrant the total amounts of debts it secured shall not exceed the net value of the assets which secures the debts;

(5)
The Lender has a priority on the payback of the loan over the payback of the loan by the shareholders to the Borrower and shall at least be in the same position as other creditors to the same type of debts;

(6)	The Borrower shall deposit enough money for paying back the interests at least one day before the date which every interest is due;

(7)
The Borrower shall not distribute dividend and bonus to its shareholder in any means in case the net after-tax profit in the relevant fiscal year is or below zero, or is not sufficient to make up the accumulated losses of the previous fiscal year, or the before-tax profit is not used to pay back the principle and interests and fees which are due in such fiscal year or the before-tax profit is not sufficient to pay back the principle, interests and fees in the next fiscal year;

(8)	To immediately inform the Lender in case of occurrence of any of the following events:

(i)	breach of contract by the Borrower under this Agreement or other agreements;

(ii)	change of senior management of the Borrower, amendment of the articles of association of the Borrower and material adjustment of the internal organization structure of the Borrower;

(iii)	deterioration of financial situation of the Borrower; and

(iv)	material litigation or arbitration the Borrower is involved.

11.	Event of Default

11.1
If the Borrower fails to repay the principal or interest when it becomes due and obtain an extension from the Lender, then during the overdue period, the interest rate for the portion of the payment that becomes due shall be 150% of the agreed-upon interest rate; if the Borrower uses the proceeds of the loan for any purposes other than agreed upon herein, the interest rate for that portion of the proceeds will be 100% higher than the agreed-upon interest rate. In case the Borrower fails to repay the interest in full amount on time, the Lender is entitled to collect double interest on a quarterly basis on the amount of the interest which becomes due and unpaid according to the same interest rate as the rate for the principle.

11.2
In any of the following events, the Lender is entitled to stop the Borrower to draw the money or cancel the loan which the Borrow has not drawn and declare that the principle and all the interests under this Agreement become due immediately:

(1)	The Borrower fails to repay the principle or interests in delay for more than 30 days;

(2)	The total amount of the principle and interest that the Borrower fails to repay or uses for any purposes other than agreed upon herein has amounted to RMB one million;

(3)	Any representation furnished by the Borrower under Section 10 proves to be incorrect or the Borrower breaches any of its representations/warranties under this Agreement;

(4)	Occurrence of an event of default by the Borrower under other agreements;

(5)	Occurrence of an event of default by the mortgager under the mortgage agreement, adversely affect the Borrower’s capabilities to perform its obligations under this Agreement;

(6)	The Borrower ceases its operation, dissolves or bankrupts;

(7)	Serious deterioration of financial situation of the Borrower; and

(8)	The collaterals are damaged, lost, destroyed, sealed up or frozen and the Borrower fails to provide new security according to the requirements of the Lender.

12.	The Borrower agrees that the Lender may directly deduct any amounts which become due under this Agreement from the bank accounts the Borrower has opened in all the branches of Bank of China.

13.	All the taxes, charges and fees relevant to the execution, performance of this Agreement and its dispute resolution shall be borne by the Borrower.

14.	Offset, Assignment and Rights Reservation

14.1	The Borrower shall fully repay the principle and all the interests which become due under this Agreement and cannot offset such principle and interests, unless agreed by the Lender.

14.2	Without prior written consent from the Lender, the Borrower shall not assign any obligations under this Agreement to a third party.

14.3
Any tolerance, extension and preference given by the Lender to the Borrower or any delay to execute the rights under this Agreement by the Lender shall not affect, impair or restrict any enjoyable rights of the Lender according to this Agreement and other laws and regulations, nor be deemed a waiver of the aforesaid rights of the Lender under this Agreements, nor exempt any obligations of the Borrower under this Agreement.

15.	Amendment and Termination

15.1
This Agreement may be amended, supplemented or terminated based on mutual written agreement between both Parties. Any amendments and supplements to this Agreement shall constitute an integral part of this Agreement.

15.2	Any unenforceable provision of this Agreement will not affect the enforceability of all the remaining provisions of this Agreement.

16.	Application of Law, Dispute Settlement and Jurisdiction

16.1	The Agreement will be governed by laws of People’s Republic of China.

16.2	Any disputes, which cannot be settled through consultation, shall be adjudicated by the court in the jurisdiction where the Lender domiciles.

17.	Effectiveness of the Agreement

This Agreement shall take into effect as of the date when the legal representatives or authorized representatives of both Parties sign and attach the seals to the Agreement. There are two official copies of the Agreement. Both Parties shall hold one original set, which shall be equally authentic.

18.	Special Note

The Parties have conducted sufficient negotiations on all terms of this Agreement. The Lender has reminded the Borrower of paying special attentions to all the terms regarding the rights and obligations of both Parties and of understanding these terms comprehensively and accurately. Upon the request of the Borrower, the Lender has respectively informed and explained the aforesaid terms to the Borrower.

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal
September 27, 2007

Bank of China (Jinzhou Tiebei Branch)
/s/ Jun Wang
Seal
September 27, 2007